Exhibit 99.1

FOR IMMEDIATE RELEASE

February 6, 2026

SEAPORT ENTERTAINMENT GROUP COMPLETES SALE OF
250 WATER STREET DEVELOPMENT PROJECT

NEW YORK, NY – Seaport Entertainment Group Inc. (NYSE: SEG) announced today it has successfully completed the sale of the mixed-use development project located at 250 Water Street for a sale price of $143.0 million to Tavros, a privately owned real estate investment management and development firm based in New York City.

250 Water Street was originally acquired by Howard Hughes Holdings, the Company’s former parent, in June 2018. The one-acre site spans a full city block, bordered by Peck Slip, Pearl Street, Water Street, and Beekman Street, and is currently entitled for the construction of a 26-story, mixed-use building with up to 399 market-rate and affordable residential units and approximately 200,000 square feet of commercial, retail and community space.

SEG was represented in this transaction by a JLL team led by Andrew Scandalios, Ethan Stanton, and Nicco Lupo.

About Seaport Entertainment Group

Seaport Entertainment Group (NYSE: SEG) is a premier entertainment and hospitality company formed to own, operate, and develop a unique collection of assets positioned at the intersection of entertainment and real estate. Seaport Entertainment Group’s focus is to deliver unparalleled experiences through a combination of restaurant, entertainment, sports, retail and hospitality offerings integrated into one-of-a-kind real estate that redefine entertainment and hospitality. For more information, please visit www.seaportentertainment.com.

About Tavros

Tavros is a privately-owned real estate investment management and development firm. They invest on a discretionary basis, with a strong focus on New York City, and a global investor base of family offices, trusts, high net worth individuals, and institutions. Core to the Tavros discipline is the quality of its partnerships with tenants, investors, and lenders. As an owner and property manager, Tavros aims to ensure a positive experience for its tenants through attention to detail and a focus on quality of life.

Safe Harbor and Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements concerning Seaport Entertainment Group’s plans, goals, objectives, outlook, expectations, and intentions. Forward-looking statements are based on Seaport Entertainment Group’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including the risks and uncertainties discussed in filings with the Securities and Exchange Commission, including Seaport Entertainment Group’s  most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release. Seaport Entertainment Group undertakes no obligation to update or revise any forward-looking statements for events or circumstances that arise after the date of this press release, except as may be required by applicable law.

Contacts

Seaport Entertainment Group

media@seaportentertainment.com